Exhibit 10.1

IONQ, INC.

AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Originally adopted and approved by the Board of Directors (the “Board”) on December 14, 2021, and amended and restated by the Board of Directors on April 23, 2024 (the “Effective Date”)

Each member of the Board of Directors who is not also serving as an employee of or consultant to IonQ, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Amended and Restated Non-Employee Director Compensation Policy for his or her Board service. This policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or a designated committee of the Board. Unless otherwise defined herein, capitalized terms used in this policy will have the meaning given to such terms in the Company’s 2021 Equity Incentive Plan or any successor equity incentive plan (the “Plan”).

I. Annual Cash Compensation

Each Eligible Director will be entitled to receive the following annual cash retainers for service on the Board:

Annual Board Service Retainer:

•
All Eligible Directors: $30,000
•
Lead Director (additional retainer): $15,000
•
Non-Executive Chair (additional retainer): $20,000

Annual Committee Chair Service Retainer (in lieu of Annual Committee Member Service Retainer):

•
Chair of the Audit Committee: $20,000
•
Chair of the Compensation Committee: $12,000
•
Chair of the Nominating and Corporate Governance Committee: $8,000

Annual Committee Member Service Retainer:

•
Member of the Audit Committee: $8,000
•
Member of the Compensation Committee: $6,000
•
Member of the Nominating and Corporate Governance Committee: $4,000

The annual cash retainers set forth above will be payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter (each such date, a “Retainer Accrual Date”) in which the service occurred, prorated for any partial quarter of service (based on the number of days served in the applicable position divided by the total number of days in the quarter). All annual cash fees are vested upon payment.

II. Election to Receive Shares of Common Stock in Lieu of Cash Retainer

III. Equity Compensation

All grants of equity awards to Eligible Directors pursuant to this policy will be automatic and nondiscretionary (without the need for any additional corporate action by the Board or designated committee of the Board) and will be made in accordance with the following provisions:

A.
Initial Grant: For each Eligible Director who is first elected or appointed to the Board following the Effective Date, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be granted a restricted stock unit award (“RSU Award”) with an aggregate Fair Market Value as of the grant date equal to $400,000 (the “Initial Grant”). The Initial Grant will vest over a three-year period, with one-third of the Initial Grant vesting on each anniversary of the grant date, such that the Initial Grant is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s continued service as a member of the Board through each such vesting date.

B.
Annual Grant: On the first business day following each annual stockholder meeting of the Company (each, an “Annual Meeting”) held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board following such Annual Meeting (excluding any Eligible Director who is first appointed or elected by the Board at the Annual Meeting) will be granted an RSU Award with an aggregate Fair Market Value as of the grant date equal to $200,000 (the “Annual Grant”). The Annual Grant will vest in full on the earlier of (i) the date of the following year’s Annual Meeting (or the date immediately prior to the next Annual Meeting if the Non-Employee Director’s service as a director ends at such Annual Meeting due to the director’s failure to be re-elected or the director not standing for re-election), or (ii) the one-year anniversary measured from the date of grant, subject in all cases to the Eligible Director’s continued service as a member of the Board through such vesting date. With respect to an Eligible Director who, following the Effective Date, was first elected or appointed to the Board on a date other than the date of the Annual Meeting, upon the first Annual Meeting following such Eligible Director’s first joining the Board, such Eligible Director’s first Annual Grant will be pro-rated to reflect the time between such Eligible Director’s election or appointment date and the date of such first Annual Meeting.
C.
Calculation of RSU Awards. The number of shares subject to each RSU Award granted pursuant to the Initial Grant or Annual Grant shall be the total RSU Award value, divided by the average closing market price of our common stock over the 22 trading days ending the business day before the date of grant.
D.
Settlement of RSUs: The common stock to be issued upon settlement of vested RSUs under Initial Grant and Annual Grant will be delivered on the applicable vesting date, or as soon as practicable thereafter, subject to the terms and conditions of the applicable form of RSU grant notice and agreement approved by the Board, provided, that such common stock shall be delivered no later than the date that is the 15th day of the third calendar month of the year following the year in which such shares are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).
E.
Acceleration: Notwithstanding the foregoing vesting schedules and subject to the Eligible Director’s Continuous Service (as defined in the Plan), through the closing of a Change in Control (as defined in the Plan), all outstanding and unvested equity awards held by such Eligible Director, whether granted under this policy or otherwise, will vest in full immediately prior to, but conditioned upon, the closing of a Change in Control.
F.
Additional Provisions: All provisions of the Plan not inconsistent with this policy will apply to awards granted to Eligible Directors. Eligible Directors will be required to execute a restricted stock unit agreement in a form satisfactory to the Company prior to receipt of an Initial Grant or Annual Grant.

IV. Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Nonemployee Director (as defined in the Plan) shall in no event exceed the limits set forth in Section 3(d) of the Plan.

V. Ability to Decline Compensation

An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be.

VI. Expenses

The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Eligible Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.